Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 7, 2023, SMG Industries Inc. (“we”, “our”, the “Company” or “SMG”) acquired (the “Acquisition”) all of the membership interests of: (i) Barnhart Fleet Maintenance, LLC, a Pennsylvania limited liability company (“Fleet”), (ii) Barnhart Transportation, LLC, a Pennsylvania limited liability company (“Transportation”), (iii) Lake Shore Global Solutions LLC, a Pennsylvania limited liability company (“Global”), (iv) Lake Shore Logistics, LLC, a Pennsylvania limited liability company (“Logistics”), (v) Legend Equipment Leasing, LLC, a Pennsylvania limited liability company (“Legend”), and (vi) Route 20 Tank Wash LLC, a Pennsylvania limited liability company (“Wash,” and collectively with Fleet, Transportation, Global, Logistics and Legend, the “Barnhart Companies,” and each a “Barnhart Company”) from Bryan S. Barnhart (“Bryan”), Timothy W. Barnhart (“Tim”), Timothy W. Barnhart, as Trustee of the Timothy W. Barnhart 2017 Irrevocable Trust (the “Trust,” and collectively with Bryan and Tim, the “Sellers”), and certain affiliates. We paid a purchase price (the “Purchase Price”) for the Acquisition consisting of (i) $24.25 million in cash, (ii) $3.0 million in the form of an unsecured, non-negotiable promissory note that (A) bears interest at a fixed rate of six percent (6%) per annum, and (B) will mature on the 72-month anniversary of the closing of the Acquisition (the “Closing”), with principal of $41,667 plus interest to be paid monthly, and (C) will be subordinated to all of our senior indebtedness to the extent required by the holders thereof, (iii) 77 million shares of our common stock, and (iv) 500 shares of our 5% Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).

The unaudited pro forma combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 combine the historical statements of operations of the Barnhart Companies and the Company’s consolidated statements of operations, giving effect to the Acquisition as if it had occurred on January 1, 2022, the beginning of SMG’s most recently completed fiscal year. The unaudited pro forma combined balance sheet at June 30, 2023 combines the Company’s consolidated balance sheet at June 30, 2023 with the Barnhart Companies’ combined balance sheet at June 30, 2023, giving effect to the Acquisition as if it had occurred on June 30, 2023.

The historical combined statements of operations of Barnhart Companies have been adjusted to reflect certain reclassifications and other adjustments in order to conform to the Company’s financial statement presentation and accounting policies. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined Company’s results. The unaudited pro forma combined financial information has been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited combined pro forma financial information;
•	the historical unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2023, included in the Company’s quarterly report on Form 10-Q for the six months ended June 30, 2023;
•	the historical consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;
•	the combined financial statements of the Barnhart Companies as of and for the years ended December 31, 2022 and 2021; and
•	the unaudited combined financial statements of the Barnhart Companies as of and for the six months ended June 30, 2023 and 2022.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the Acquisition date with any excess purchase price allocated to goodwill.

The Company has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the consideration transferred, assets acquired, the liabilities assumed and the related allocations of the purchase price in the Acquisition. As a result, the unaudited pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with members of the Barnhart Companies’ management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of the Barnhart Companies. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the balance sheets and/or statements of operations. The final purchase price and the final purchase price allocation may be different than that reflected in the preliminary purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes. The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma combined financial information does not purport to project the future operating results or financial position of the Company following the Acquisition. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma combined financial information, although helpful in illustrating the financial characteristics of the Company under one set of assumptions, does not reflect the benefits of cost-saving initiatives (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Acquisition and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined financial information also excludes the effects of costs associated with any restructuring activities, integration activities or asset dispositions resulting from the Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the Closing date of the Acquisition. However, such costs could affect the combined Company following the Acquisition in the period the costs are incurred or recorded.

SMG Industries Inc.

Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2023

(Unaudited)

	SMG	Barnhart Companies	Other Transaction Adjustments		Pro Forma Adjustments (See Note 4)		Pro Forma Combined
REVENUE TOTAL	$42,657,152	$31,757,180	$-		$-		$74,414,332

COST OF REVENUE	37,101,448	27,789,479	-		(95,035)	(c),(f)	64,795,892

GROSS PROFIT	5,555,704	3,967,701	-		(95,035)		9,618,440

Selling, General and Administrative	5,785,988	4,246,596	-		635,760	(d),(f)	10,668,344
Total operating expenses	5,785,988	4,246,596	-		635,760		10,668,344

Loss from operations	(230,284)	(278,895)	-		(540,725)		(1,049,904)

Other Income (Expense)
Interest Income	-	131,100	-		-		131,100
Interest Expense[, net]	(4,869,536)	(112,950)	2,396,965	(a)	112,950	(e)	(2,472,571)
Gain on sale of equipment	-	179,365	-		-		179,365
Other income	22,802	1,624,026	-		(1,567,643)	(f)	79,185
Other expense	(203,629)	-	-		-		(203,629)
Total other (expense) income	(5,050,363)	1,821,541	2,396,965		(1,454,693)		(2,286,550)

Net (loss) income from continuing operations	(5,280,647)	1,542,646	2,396,965		(1,995,418)		(3,336,454)

Loss from discontinued operations	(8,273)	-	-		-		(8,273)

Net (loss) income	(5,288,920)	1,542,646	2,396,965		(1,995,418)		(3,344,727)

Dividends	-	-	(125,000)	(b)	(125,000)	(g)	(250,000)

Net (loss) income available to common shareholders	$(5,288,920)	$1,542,646	$2,271,965		$(2,120,418)		$(3,594,727)

Net loss per common share
Continuing operations	$(0.11)						$(0.01)
Discontinued operations	$(0.00)						$(0.00)
Net loss attributable to common shareholders	$(0.11)						$(0.01)

Weighted Average Common Shares Outstanding
Basic	47,147,581						264,854,871
Diluted	47,147,581						264,854,871

SMG Industries Inc.

Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2022

(Unaudited)

	SMG	Barnhart Companies	Other Transaction Adjustments		Pro Forma Adjustments (See Note 4)		Pro Forma Combined
REVENUE TOTAL	$71,021,862	$81,749,226	$-		$-		$152,771,088

COST OF REVENUE	65,285,261	67,980,193	-		2,734,737	(j)	136,000,191

GROSS PROFIT	5,736,601	13,769,033	-		(2,734,737)		16,770,897

Selling, General and Administrative	9,079,344	8,332,154			1,482,000	(k)	18,893,498
Gain on disposal of assets	(330,499)	-	-		(632,524)	(l)	(963,023)
Total operating expenses	8,748,845	8,332,154	-		849,476		17,930,475

(Loss) income from operations	(3,012,244)	5,436,879	-		(3,584,213)		(1,159,578)

Other Income (Expense)
Interest Income	-	46,225	-		-		46,225
Interest Expense[, net]	(9,431,681)	(142,532)	4,486,540	(h)	142,532	(m)	(4,945,141)
Gain on extinguishment of debt	564,814	-	-		-		564,814
Gain on disposal of assets	-	632,524	-		(632,524)	(l)	-
Other income	228,689	68,770	-		-		297,459
Other expense	(100,365)	-	-		-		(100,365)
Total other (expense) income	(8,738,543)	604,987	4,486,540		(489,992)		(4,137,008)

Net (loss) income from continuing operations	(11,750,787)	6,041,866	4,486,540		(4,074,205)		(5,296,586)

Income from discontinued operations	140,547	-	-		-		140,547

Net (loss) income	(11,610,240)	6,041,866	4,486,540		(4,074,205)		(5,156,039)

Dividends	-	-	(250,000)	(i)	250,000)	(n)	(500,000)

Net (loss) income available to common shareholders	$(11,610,240)	$6,041,866	$4,236,540		$(4,324,205)		$(5,656,039)

Net loss per common share
Continuing operations	$(0.32)						$(0.02)
Discontinued operations	$(0.00)						$(0.00)
Net loss attributable to common shareholders	$(0.32)						$(0.02)

Weighted Average Common Shares Outstanding
Basic	36,399,788						254,107,078
Diluted	36,399,788						254,107,078

SMG Industries, Inc.

Pro Forma Combined Balance Sheet

As of June 30, 2023

(Unaudited)

	SMGI	Barnhart Companies	Other Transaction Adjustments (See Note 3)		Pro Forma Adjustments (See Note 3)		Pro Forma
ASSETS

Cash and cash equivalents	$209,843	$5,599,435	$26,477,966	(o)	$(30,496,651)	(q)	$1,790,593
Restricted cash	1,105,818	-	-		-		1,105,818
Investments	-	1,158,974	-		(1,158,974)	(q)	-
Accounts receivable[, net]	13,219,155	6,621,281	-		-		19,840,436
Other receivables	-	518,632	-		-		518,632
Notes receivable	-	40,521	-		-		40,521
Inventories	-	762,164	-		-		762,164
Prepaid expenses and other current assets	1,157,039	1,030,822	-		-		2,187,861
Total current assets	15,691,855	15,731,829	26,477,966		(31,655,625)		26,246,025

Property and equipment, net	4,287,064	8,937,180	-		16,263,820	(q)	29,488,064
Other assets	110,344	7,820	-		-		118,164
Right of use assets - operating leases	503,526	1,890,030	-		2,737,502	(r)	5,131,058
Intangible assets	-	68,041	-		13,991,959	(q)	14,060,000
Accounts receivable - related parties	-	7,076,672	-		(7,076,672)	(q)	-
Goodwill	-	-	-		1,744,181	(q)	1,744,181

Total assets	$20,592,789	$33,711,572	$26,477,966		$(3,994,835)		$76,787,492

LIABILITIES
Accounts payable	$3,892,775	$2,544,190	$-		$-		$6,436,965
Accounts payable - related party	1,086,078	-	-		-		1,086,078
Accrued expenses and other liabilities	3,085,444	1,314,231	(731,824)	(o),(p)	-		3,667,851
Current portion of right of use liabilities – operating leases	654,726	643,423	-		430,547	(r)	1,728,696
Secured line of credit	11,079,731	-	(11,079,731)	(o),(p)	-		-
Current portion of unsecured notes payable	2,723,657	-	(2,679,098)	(o),(p)	-		44,559
Current portion of secured notes payable, net	7,853,334	2,646,406	(7,853,334)	(o),(p)	(2,646,406)	(q)	-
Current portion of convertible notes payable, net	8,906,741	-	(8,906,741)	(o),(p)	-		-
Current liabilities of discontinued operations	180,994	-	-		-		180,994
Total current liabilities	39,463,480	7,148,250	(31,250,728)		(2,215,859)		13,145,143

Convertible notes payable, net of current portion	513,401	-	(513,401)	(o),(p)	-		-
Secured line of credit, net of current portion	-	-	9,596,303	(o)	-		9,596,303
Notes payable - secured, net of current portion	11,469,241	2,163,342	21,043,200	(o)	392,658	(q)	35,068,441
Right of use liabilities - operating leases, net of current portion	121,699	1,246,607	-		2,306,955	(r)	3,675,261
Long term liabilities of discontinued operations	278,995	-	-		-		278,995
Total current liabilities	12,383,336	3,409,949	30,126,102		2,699,613		48,619,000

Total liabilities	51,846,816	10,558,199	(1,124,626)		483,754		61,764,143

EQUITY
Members’ equity	-	23,153,373	-		(23,153,373)	(s)	-
Preferred stock 1,000,000 shares authorized:	-	-	-				-
Series A preferred stock - $0.001 par value; 2,000 shares authorized; 0 shares issued and outstanding at June 30, 2023	-	-	-				-
Series B convertible preferred stock - $0.001 par value; 6,000 shares authorized; 0 shares issued and outstanding at June 30, 2023	-	-	-				-
Series C convertible preferred stock - $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2023	-	-	1	(o),(p)	1	(q)	2
Common stock - $0.001 par value; 500,000,000 shares authorized; 48,747,530 issued and outstanding at June 30, 2023	48,748	-	140,207	(o),(p)	77,500	(q)	266,455
Additional paid in capital	15,142,034	-	24,289,398	(o),(p)	19,337,499	(q)	58,768,931
Accumulated deficit	(46,444,809)	-	3,172,986	(p)	(740,216)	(t)	(44,012,039)
Total equity	(31,254,027)	23,153,373	27,602,592		(4,478,589)		15,023,349

Total liabilities and equity	$20,592,789	$33,711,572	$26,477,966		$(3,994,835)		$76,787,492

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition

On July 7, 2023, we acquired one hundred percent of the membership interests of (i) Fleet, (ii) Transportation, (iii) Global, (iv) Logistics, (v) Legend, and (vi) Wash. We paid the Purchase Price for the Acquisition of the Barnhart Companies consisting of (i) $24.25 million in cash, subject to customary net working capital, cash, indebtedness, and transaction expense adjustments, (ii) $3.0 million in the form of an unsecured, non-negotiable promissory note that (A) bears interest at a fixed rate of six percent (6%) per annum, and (B) will mature on the 72-month anniversary of the Closing, with principal of $41,667 plus interest to be paid monthly, and (C) will be subordinated to all of our senior indebtedness to the extent required by the holders thereof, (iii) 77 million shares of our common stock, and (iv) 500 shares of the Series C Preferred Stock.

An indemnification escrow in the amount of $3.0 million (the “Indemnification Escrow Amount”) was held back from the Purchase Price paid at the Closing and retained in an escrow account as security (but not the sole source of recovery) for the performance of the indemnification and other covenants, obligations and agreements of the Sellers arising under the Transaction Agreement, any other transaction agreement or otherwise. Any portion of the Indemnification Escrow Amount not used to satisfy indemnification claims will be released to the Sellers on the 18-month anniversary of the Closing. A purchase price adjustment escrow in the amount of $250,000 was held back from the Purchase Price paid at the Closing and retained in an escrow account as a source of recovery for the purchase price adjustment process.

In connection with the Acquisition, the Barnhart Companies entered into new leases with Jet Park Warehousing, LLC, a South Carolina limited liability company (“Jet Park”), and Lakeshore Warehousing, LLC, a Pennsylvania limited liability company (“Lakeshore”), as landlords. The Barnhart Companies pay aggregate rent of approximately $55,000 per month to Jet Park and Lakeshore for a term of six years. Each of Jet Park and Lake Shore are directly or indirectly owned by Bryan and Tim or their affiliates.

In connection with the Closing, the Company issued 500,000 shares of common stock to an advisor as a transaction fee.

Securities Purchase Agreement

On July 7, 2023, the Company entered into a securities purchase agreement (the “SPA”) with Apex Heritage Investments, LLC (“APEX”), a company controlled by Steven H. Madden, a director and the Company’s Chief Transition Officer. The SPA provides for the sale of up to an aggregate of 1,500 shares of Series C Preferred Stock, at a price of $10,000 per share. APEX purchased 561 shares for aggregate gross proceeds to the Company of $5.6 million (the “Private Placement”). The Private Placement closed on July 7, 2023 with respect to 500 of such shares and on August 30, 2023 with respect to 61 of such shares.

A total of 2,000 shares of Series C Preferred Stock were authorized by the Company with a par value of $0.001 per share, a stated value of $10,000 per share and accrues annual dividend of 5% that is payable only in the Company’s common stock. The Series C Preferred and any accrued dividends are convertible, from time to time and automatically convert 24 months after the Closing, to the Company’s common stock at a conversion price of $0.25 per share.

Upon the liquidation, dissolution or winding up of the Company, after payment to the holders of the Company’s outstanding 3.0% Series A Secured Convertible Preferred Stock (the “Series A”) and 5.0% Series B Convertible Preferred Stock (the “Series B”), each holder of Series C Preferred Stock will be entitled to receive a preferential amount in cash equal to $10,000 per share, plus all accrued and unpaid dividends. The Series C Preferred Stock will rank senior to all classes of common stock and each other class of capital stock of the Company, except the Series A and Series B, and has the right to vote on all matters submitted to a vote of the holders of common stock on an as converted basis.

Conversion of Promissory Notes

On or about July 7, 2023, the Company entered into Notices to Convert Promissory Note(s) with holders of certain convertible and non-convertible promissory notes (the “Notes”) issued by the Company (the “Notices”), as further described in the Company’s Information Statement, included as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC Securities and Exchange Commission on June 16, 2023. Upon the conversion of approximately $22.6 million of principal and accrued, unpaid interest due on the Notes on July 7, 2023, the Company issued a total of 140,207,290 shares of common stock at conversion prices ranging from $0.10 to $0.25 per share of common stock.

Term Loan

On July 7, 2023, the Company, 5J Transportation Group and, upon the consummation of the Acquisition, the Barnhart Companies (collectively, the “Borrowers”) entered into a Credit Agreement (the “Term Loan Credit Agreement”) among the Borrowers, the other loan parties party thereto from time to time, the lenders party thereto from time to time and Great Rock Capital Partners Management, LLC (“Great Rock”), as the administrative agent.

The Term Loan Credit Agreement provides for a $31.7 million term loan (the “Term Loan”). The availability of the Term Loan at Closing was based on 80% of the net orderly liquidation value of certain eligible equipment and rolling stock of the Borrowers (the “Term Loan Borrowing Base”). The principal amount of the Term Loan shall be repaid in equal monthly installments of $396,075 commencing on September 1, 2023, and the Borrowers may also be required to make certain other mandatory prepayments from time to time, including with a required prepayment premium, if the Term Loan Borrowing Base does not support the existing amount of the Term Loan outstanding and for certain other prepayment events, including from dispositions of assets, casualty events and certain extraordinary events. Borrowings under the Term Loan Credit Agreement will bear interest at a fluctuating rate of interest per year based on a Term SOFR Rate (as defined in the Term Loan Credit Agreement) plus a margin of 6.50%, which Applicable Rate (as defined in the Term Loan Credit Agreement) may adjust lower (but no lower than 5.50%) based on the leverage ratio of the Borrowers and their subsidiaries commencing on the six-month anniversary from Closing. The Term loan matures on July 7, 2026.

The Borrowers’ obligations to repay the amounts borrowed under the Term Loan Credit Agreement are secured by liens on substantially all of the assets of the Borrowers, including any rolling stock owned by the Borrowers. The Term Loan Credit Agreement contains customary representations, warranties, affirmative and negative covenants, limitations, and events of default for a transaction of this type, including maintenance of a minimum fixed charge coverage ratio of not less than 1.0 to 1.0, minimum EBITDA levels and minimum availability of not less than $3,750,000 at any time and other restrictions, including restrictions on net maximum capital expenditures as set forth in the Term Loan Credit Agreement.

In connection with the Term Loan and related transactions described above, the Company’s borrowings and obligations under the First Amended and Restated Commercial Promissory Note, dated September 7, 2021, in the original principal amount of $16,740,000 with Amerisource Funding Inc. were satisfied in full.

Asset Based Lending

Also on July 7, 2023, the Borrowers entered into a Credit Agreement (the “ABL Credit Agreement” and, collectively with the Term Loan Credit Agreement, the “Credit Agreements”) among the Borrowers, the other loan parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent.

The ABL Credit Agreement provides for a $25.0 million revolving credit facility (the “ABL”). Availability under the ABL Credit Agreement is based upon 90% of certain eligible accounts receivable of the Borrowers (the “ABL Borrowing Base”) and the ABL Borrowing Base supported borrowings of approximately $16.4 million as of the date of Closing. The Borrowers borrowed approximately $10.9 million under the ABL Credit Agreement on July 7, 2023, leaving approximately $5.5 million of availability. The maturity date of the ABL Credit Agreement is July 7, 2026, and all principal amounts are due and payable on the maturity date or, upon certain mandatory prepayment events, including if the ABL Borrowing Base no longer supports outstanding borrowings and certain other asset dispositions and casualty events. Borrowings under the ABL Credit Agreement bear interest at a floating rate elected by the Borrowers (which includes a base rate, Term SOFR and REVSOFR30 rate), as well as an applicable rate of between 1.25% and 2.50% based upon the leverage ratio of the Borrowers, as well as a commitment fee of between 0.375% and 0.50% based upon the average daily amount of the facility available but unused during the most recent quarter.

The Borrowers’ obligations to repay amounts borrowed under the ABL Credit Agreement are secured by liens on substantially all of the assets of the Borrowers. The ABL Credit Agreement contains customary representations, warranties, affirmative and negative covenants, limitations, and events of default for a transaction of this type, including maintenance of a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and minimum availability of not less than $3.75 million at any time when the Term Loan is outstanding.

2. Preliminary Purchase Price Allocation

The purchase price for the Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary. The final purchase price allocation for the Acquisition will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The acquisition is being accounted for as a business combination under Accounting Standards Codification 805. Due to the transaction closing early in the third quarter of 2023, the Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date. The following information summarizes the provisional purchase consideration and preliminary allocation of the fair values assigned to the assets at the purchase date:

Preliminary Purchase Price:
Cash	$24,250,000
Notes payable, net of discount of $444,000	2,556,000
Common stock consideration – 77,000,000 shares issued	14,322,000
Series C Preferred Stock consideration – 500 shares issued	5,000,000
Total preliminary purchase consideration	$46,128,000

Preliminary Purchase Price Allocation
Accounts receivable	$6,621,281
Other receivable and notes receivable	559,153
Inventories	762,164
Prepaid expenses and other assets	1,038,642
Right of use assets	4,627,532
Property and equipment	25,201,000
Trade names and trademarks (estimated useful life of 10 years)	7,700,000
Customer list (estimated useful life of 10 years)	5,600,000
Non competes (estimated useful life of 5 years)	760,000
Goodwill	1,744,181
Accounts payable	(2,544,190)
Accrued expense and other liabilities	(1,314,231)
Right of use liabilities	(4,627,532)
$46,128,000

3. Pro Forma Adjustments

Pro Forma Adjustments to the Statement of Operations for the Six Months Ended June 30, 2023:

(a)	To reflect adjustments to interest expense for the new capital structure:

Six Months Ended June 30, 2023
Interest expense
Remove historical interest expense of SMGI	$(4,869,536)
Reflect estimated interest under the Term Loan and ABL	2,472,571
Total adjustments to interest expense	$(2,396,965)

The interest expense on the Term Loan and the ABL was estimated using an estimated rate of 9% based on the terms of the Credit Agreements. The total estimated interest includes amortization of deferred finance costs associated with the Credit Agreements over the maturity period of three years.

(b)	To reflect dividends on the 500 shares of Series C Preferred Stock sold for cash at a rate of 5% of the stated value of the Series C Convertible Preferred Stock of $10,000 per share.
(c)	To adjust for additional depreciation expense of $1,367,368 for new estimated fair value of property and equipment and revised estimated remaining useful lives.
(d)	To recognize $741,000 of amortization of intangible assets acquired over their estimated useful lives.
(e)	To remove historical interest expense of the Barnhart Companies for debt not assumed in the Acquisition.
(f)	To reclassify the Barnhart Companies’ employee retention tax credit recognized during the six months ended June 30, 2023 to conform to SMG’s historical presentation. Includes a credit of $105,240 related to selling, general and administrative employees, and $1,462,403 related to drivers included in cost of revenue.
(g)	To reflect dividends on the 500 shares of Series C Preferred Stock issued to the Sellers at a rate of 5% of the stated value of the Series C Convertible Preferred Stock of $10,000 per share.

Pro Forma Adjustments to the Statement of Operations for the Year Ended December 31, 2022:

(h)	To reflect adjustments to interest expense for the new capital structure:

Year Ended December 31, 2022
Interest expense
Remove historical interest expense of SMGI	$(9,431,681)
Reflect estimated interest under the Term Loan and ABL	4,945,141
Total adjustments to interest expense	$(4,486,540)

The interest expense on the Term Loan and the ABL was estimated using an estimated rate of 9% based on the terms of the Credit Agreements. The total estimated interest includes amortization of deferred finance costs associated with the Credit Agreements over the maturity period of three years.

(i)	To reflect dividends on the 500 shares of Series C Preferred Stock sold for cash at a rate of 5% of the stated value of the Series C Convertible Preferred Stock of $10,000 per share.
(j)	To adjust for additional depreciation expense of $2,734,737 for new estimated fair value of property and equipment and revised estimated remaining useful lives.
(k)	To recognize $1,482,000 of amortization of intangible assets acquired over their estimated useful lives.
(l)	To reclassify gain on disposal of assets to conform to SMGI’s historical financial statement presentation.
(m)	To remove historical interest expense of the Barnhart Companies for debt not assumed in the Acquisition.
(n)	To reflect dividends on the 500 shares of Series C Preferred Stock issued to the Sellers at a rate of 5% of the stated value of the Series C Convertible Preferred Stock of $10,000 per share.

Pro Forma Adjustments to the Balance Sheet:

Other Transaction Adjustments

Other transaction adjustments represent pro forma adjustments related to the new Company’s new Credit Agreements described above, the settlement of promissory notes by issuance of shares of common stock, the repayment of existing promissory notes and the sale of Series C Preferred Stock for cash as follows:

(o)	To recognize additional borrowings to fund the cash consideration of the purchase price, cash proceeds from the sale of Series C Convertible Preferred Stock, and the retirement of existing promissory notes:

Cash and cash equivalents
New borrowings under ABL, net of issuance costs of $1,352,708	$9,596,303
New borrowings under Term Loan, net of issuance costs of $1,971,247	29,714,812
Sale of 500 shares of Series C Convertible Preferred Stock	5,000,000
Repayment of promissory notes	(17,833,149)
Total adjustments to cash and cash equivalents	$26,477,966

The Company repaid existing debt in cash as follows:

Convertible notes payable	$(50,000)
Secured notes payable	(6,579,898)
Secured line of credit	(11,079,731)
Accrued interest	(123,520)
Total repayment of promissory notes in cash	$(17,833,149)

(p)	To recognize the issuance of common stock for settlement and conversion of notes payable and accrued interest as follows:

	Principal	Common Shares Issued
Convertible notes payable	$9,528,903	88,148,625
Secured notes payable	9,945,048	41,211,909
Unsecured notes payable	2,679,098	10,846,756
Total settlement of promissory notes in common stock	$22,153,049	140,207,290

In addition to the principal above, the Company settled total accrued interest of $608,304. As a result of the settlement agreements for secured and unsecured notes, the Company recognized an estimated gain on extinguishment of debt of $3,331,748, and recognized interest expense of $158,762 related to unamortized debt costs on convertible notes.

Pro Forma Adjustments

(q)	To recognize the preliminary purchase price allocation and consideration transferred to the Sellers. See Note 2.
(r)	To recognize right of use assets and liabilities related to new leases entered into with the Sellers.
(s)	To eliminate the historical members’ equity of the Barnhart Companies.
(t)	To recognize transaction costs of $647,216 paid in cash at Closing and the estimated fair value of $93,000 related to 500,000 shares of common stock issued to an advisor.